[COMPANY'S LOGO]


                                          News

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645
                                     For financial questions, call Terry Galvin
                                             Vice President, Investor Relations
                                                                 (201) 571-8192
                             For non-financial questions, call Richard De Santa
                                              Vice President, Corporate Affairs
                                                                 (201) 571-4495

                 THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.
                 ANNOUNCES PROGRAM TO IMPROVE OPERATING RESULTS;
                     UPDATES FISCAL 2001 EARNINGS GUIDANCE

Montvale, New Jersey, November 14, 2001 - The Great Atlantic & Pacific Tea Company, Inc. (A&P NYSE-GAP) today announced a program to improve operating results by disposing of underperforming assets. The asset dispositions will include 39 stores, the majority of which will close before the end of the fiscal year (February 23, 2002).

The Company also said that earnings for its third quarter (ending December 1, 2001) would be in the range of $.05 to $.08 per share, at the high end of analysts' estimates reported in First Call. The Company reconfirmed its previous earnings expectation of at least breaking even for the year fiscal 2001. The Company noted that its earnings guidance was before charges related to the asset dispositions, which will reduce reported results.

Under the asset disposition program, which concludes the Company's previously-disclosed review of underperforming stores, A&P expects to incur costs and accrue charges in the range of $115 to $125 million after tax, in order to write down fixed assets, close stores, incur restructuring costs, and accrue for future occupancy expenses. Approximately $100 million of the costs will be non-cash or deferred payout.

The Company expects to recognize approximately $110 million of these after tax charges during the third quarter, equivalent to about $2.87 per share. The remainder of the charges will be recognized in the fourth quarter of fiscal 2001 and the first half of fiscal 2002. In addition to the disposition costs, the Company will continue to incur non-accruable operating losses in the underperforming stores until they close. The Company said it would provide disclosure regarding the disposition costs and store losses as it reports future results.

The asset disposition program will generate cash from reduction of inventories, elimination of store losses, and sale of assets. Since most of the expenses involved are either non-cash or deferred payout costs, the Company expects the net cash impact to be positive by approximately $20 million in the first twelve months, and remain positive through the program's completion.

Christian Haub, Chairman of the Board, President and Chief Executive Officer, said, "This action completes an important phase of our turnaround program, and will significantly improve EBITDA and earnings and will reduce debt. After the program is concluded in the middle of fiscal 2002, we estimate the annualized rate of benefit to EBITDA will be approximately $15 million, and the annualized rate of benefit to earnings will be approximately $.35 per share.

"We are pleased that our operating performance continues to improve in the third quarter as the result of the initiatives we have implemented this year, and we expect to generate further improvement through the balance of fiscal 2001," said Mr. Haub. "The program we announced today underlines our commitment to take the actions necessary to position our Company for breakthrough performance in the months and years ahead."

The Company invites investors to listen to an audio Webcast of a conference call discussing this announcement by accessing a link on the Shareholder Information page of A&P's Web site, www.aptea.com. The live Webcast is at 9:30 AM Eastern Time, Wednesday, November 14, 2001, with replays available through December 31, 2001.

Founded in 1859, A&P was one of the nation's first supermarket chains, and today is one of North America's 10 largest. As of its latest quarterly report, the Company operates 743 stores in 15 states, the District of Columbia and Ontario, Canada under the following trade names: A&P, Waldbaum's, Food Emporium, Super Foodmart, Super Fresh, Farmer Jack, Kohl's, Sav-A-Center, Dominion, The Barn Markets, Food Basics and Ultra Food & Drug.

This release contains forward-looking statements about the future performance of the Company, which are based on Management's assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company's principal markets; the Company's relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company's cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.


                                       ###